March 28, 2017

Via e-mail delivery

Mr. Frédéric Villoutreix

Dear Mr. Villoutreix:

This Letter of Agreement will serve to confirm our agreement regarding the terms and conditions of your resignation from your employment with Schweitzer-Mauduit International, Inc. (the “Company”) (with the Company, collectively with its affiliates referred to herein as “SWMI”). You acknowledge that this Letter of Agreement, the Consulting Agreement, of even date herewith, between you and the Company (the “Consulting Agreement”), the Restricted Stock Agreement for Service – Based Shares-Tranche 2 for 8,317 shares of restricted stock and the Performance Award Agreement for 60,174 shares of restricted stock each with a Grant Date of February 24, 2016 and a Settlement Date of February 24, 2018 (the “Equity Agreements”), and the Confidential Information and Business Ideas, Inventions and Development Agreement, dated December 7, 2005 (the “NDA”), which shall continue to apply in all respects, constitute the entire agreement and understanding between SWMI and you (collectively, the “Agreements”) relating to your termination or separation from employment and post-employment compensation and benefits. There are no other valid oral or written agreements relating to the termination of your employment and post-employment compensation and benefits, except as expressly provided in the Agreements. You acknowledge and agree that you would not be eligible for, or otherwise entitled to, continued employment or any of the other benefits set forth in this Letter of Agreement and the Consulting Agreement, but for your undertakings and other promises set forth in such agreements.

We have agreed as follows:

1.    Transition:

Provided that you return a signed copy of this Letter of Agreement and the Consulting Agreement within twenty-one (21) calendar days after you receive them, comply with their terms as applicable, and do not revoke this Letter of Agreement per its terms:

A.    You shall continue in your current positions of Chairman and Chief Executive Officer of the Company and as a director and officer of certain subsidiaries and affiliates of the Company until April 21, 2017. On April 21, 2017, you shall relinquish the duties of Chairman and Chief Executive Officer of the Company and you shall serve as the Co-Chief Executive Officer and as a member of the Company’s Board of Directors (the “Board”) until May 5, 2017 (the “Transition Date”). April 21, 2017 shall be the effective date of the appointment of your successor (who shall serve as Co-Chief Executive Officer of the Company with you during the period from April 21, 2017 through the Transition Date). On the Transition Date, you shall relinquish the duties of Co-Chief Executive Officer of the Company, you shall no longer be a member of the Board and you shall relinquish any other positions held by you at the Company or any subsidiaries or affiliates of the Company. Commencing on the Transition Date through February 28, 2018 or such other date on which you cease providing services to the Company (the “Separation Date”) you shall serve as a consultant to the Company providing transition advice to your successor (e.g., facilitating customer and vendor meetings and assisting with M&A activity) in accordance with the Consulting Agreement and as requested by the Chairman or your successor, provided that the Company has not accelerated the Separation Date for Cause and further provided that you have not resigned prior to such Separation Date, in which circumstances your services with the Company will terminate effective as of such accelerated Separation Date or the date of your resignation (as applicable).

B.    Subject to your execution, non-revocation and compliance with this Letter of Agreement, your continued service from the date of this Letter of Agreement through the Separation Date and your entry and compliance with the Consulting Agreement, you shall receive from the date this Letter of Agreement becomes effective through the Separation Date compensation and benefits as follows: (i) from the date this Letter of Agreement becomes effective through the Transition Date, your annualized base salary shall remain at the rate in effect as of the date of this Letter of Agreement; (ii) from the Transition Date through the Separation Date, you will be paid a consulting fee of $27,703 a month, pursuant to the Consulting Agreement; (iii) you shall remain eligible to vest in the outstanding restricted shares subject to the 2016 Performance Award and the outstanding restricted shares subject to Tranche 2 of the 2016 Time-Based Award; (iv) you shall receive a lump sum gross payment of $850,000, representing consideration for the restrictive covenants contained herein, with the lump sum payment payable six months after your “separation from service” as an employee of the Company; (v) you shall receive, in a lump sum paid within thirty (30) days of the Separation Date, an amount equal to the amount of the matching contributions that you would have received under the Schweitzer-Mauduit International, Inc. Retirement Savings Plan (the “401(k) Plan”) for both pre- and post- tax contributions from the Transition Date through the Separation Date, assuming that your employment with the Company had not terminated and your employee contribution rate is equal to the rate in effect on the Transition Date; it being understood that if you had already received the maximum amount of matching contributions for 2017 prior to the Transition Date, no amount shall be due under this Section 1(B)(v) for 2017; and (vi) you shall be entitled to receive an amount, to be paid within fifteen (15) days of the date of this Letter of Agreement, equal to (A) the sum of (x) $71,750 plus (y) $172,200 (the “Monthly Sum”), multiplied by the number of full months between January 1, 2017 and the Transition Date; plus an additional amount equal to the Monthly Sum multiplied by a fraction, the numerator of which is the number of working days in the month in which the Transition Date occurs that are prior to the Transition Date, and the denominator of which is the total number of working days in the month; it being understood that the payments contemplated by this Section 1(B)(vi) are being made in lieu of (A) your participation in the Company’s Annual Incentive Plan (“AIP”) for 2017 and (B) any new equity grants under the Company’s 2015 Long-Term Incentive Plan (“LTIP”). You shall not be entitled to any LTIP grants or AIP payments for 2017 or later.

2.    Post-Separation Benefits:

A.Except as otherwise provided herein, you acknowledge and agree that you are not entitled to receive any payments or benefits under any severance plan, arrangement, program or policy of SWMI. Except as otherwise expressly provided herein, this Letter of Agreement constitutes the final and entire agreement between you and SWMI on the subject matter herein, and no other representation, promise, or agreement has been made to cause you to sign this Letter of Agreement or any of the other Agreements. All other agreements regarding your employment or the subject matter herein shall be superseded by this Letter of Agreement and the other Agreements, except as expressly set forth herein.

B.    You will receive payments for earned and unpaid compensation through the Transition Date and unreimbursed business and entertainment expenses incurred or otherwise payable through the Transition Date as are reimbursable under our normal policies (payable not later than thirty (30) calendar days after the Transition Date). Payment of these items will be made in a manner consistent with normal check processing schedules.
C.    You will have certain rights under COBRA to continue your healthcare coverage. You must make your election under COBRA to continue health plan coverage within 60 calendar days after your benefits termination date. Additional information regarding COBRA and its costs will be sent to you separately. You will have 31 calendar days from the Separation Date, to convert your executive supplemental long term disability coverage to an individual policy. You will receive a separate communication from the insurer with information about this process.
D.    You will receive payment for any earned and unused vacation through the Transition Date in accordance with the Company’s current vacation policy. Such payment will be made the month following your last regular paycheck which you will receive no later than 30 calendar days after the Transition Date. You will not accrue any vacation time after the Transition Date.

E.    If you are participating in the 401(k) Plan, subject to the terms of the 401(k) Plan, you may elect a distribution of your account by contacting John Hancock (mylife.jhrps.com), or by telephone at (1-800-294-3575). If you have additional questions or need information that is not available from John Hancock, please contact Schweitzer-Mauduit International, Inc. Benefits Department at (770) 569-4204.

3.    Return of SWMI Property: On or before the Transition Date, you must return to SWMI all documents, files, manuals, forms, lists, charts, computer programs, diskettes, customer lists, notebooks, reports and other written or graphic design materials, including all copies thereof, whether in electronic or paper form, relating in any way to SWMI's business and prepared by you or obtained by you from SWMI, its clients, suppliers, or employees during the course of your employment with the Company (and take reasonable steps to delete the same from any electronic media or devices that remain in your possession), except to the extent that the Board consents to you retaining such records and information as may be relevant to your role under the Consulting Agreement during the term thereof. In addition, on or before the Separation Date, you must return all SWMI property, including but not limited to computers, keys, pass cards, security codes, other equipment and credit cards provided to you by SWMI, except retention of such computer as needed to provide services under the Consulting Agreement or to the extent the Lead Independent Director otherwise decides. SWMI acknowledges that your cell phone is your personal property and is not the property of the Company. The Company will keep your cell phone number on the Company’s cell phone coverage plan at its expense through the Separation Date. From and after the Transition Date, SWMI shall provide you with such information as you may require to fulfill your obligations to SWMI under this Letter of Agreement or the Consulting Agreement; provided however, SWMI shall use its reasonable best efforts to not provide you with any information that would close a trading window for you. You shall also be permitted to implement 10b5-1 trading plans in accordance with Company policy.

4.    Confidentiality; Non-Disparagement; Non-Compete:

You hereby acknowledge that, by virtue of your unique relationship with SWMI, you have had and will continue to have access to Confidential Information (as defined below) and have developed and will continue to develop a unique and comprehensive familiarity with SWMI and the Business (as defined below) and affiliates, which you would not have otherwise had but for your employment with the Company, and which you acknowledge are valuable assets of SWMI. Accordingly, in consideration for the Company’s undertakings in this Letter of Agreement and the Consulting Agreement, you agree to undertake the following obligations, which you acknowledge are reasonably designed to protect the legitimate business interests of SWMI, without unreasonably restricting your post-employment opportunities:

A.    Except as required by law or as authorized in advance by the Company in furtherance of your performance of services to or on behalf of SWMI, and subject to Section 11 below, you will not at any time during or after your employment, directly or indirectly use or disclose any confidential competitive, pricing, marketing, proprietary and other information or materials relating or belonging to SWMI (whether or not reduced to writing) or provided by a client or other third party on a confidential basis (“Confidential Information”), except that you may use and disclose Confidential Information to your life partner and professional advisors, subject to your compliance with all applicable legal requirements relating to the trading of securities, in order to (1) exercise rights and comply with obligations as an equity holder in the Company, (2) appropriately monitor your investment in the Company and (3) comply with the terms of any agreement to which you and the Company or SWMI are a party. “Confidential Information” does not include information that (i) is generally available to and known by the public at the time of disclosure to you, (ii) disclosed to you by a third party not under an obligation of confidentiality, or (iii) independently developed by you.

B.     You agree that you will not make any negative, disparaging, defamatory, slanderous or libelous statement, written or verbal, in any forum or medium, or take any other action, in disparagement or criticism of SWMI or any of its/their products, services, corporate policies, officers, employees and/or directors, subject to Section 11 below. Absent a termination for Cause, as may be required by law and/or other than in connection with the enforcement of this Letter of Agreement and/or the Consulting Agreement, the Company agrees that upon the Transition Date it shall instruct the Company’s executive officers not to make any negative, disparaging, defamatory, slanderous or libelous statement, written or verbal, in any forum or medium, or take any other action, in disparagement of you.

C.    Except as expressly authorized by the Company in furtherance of your duties pursuant to this Letter of Agreement or the Consulting Agreement, you shall not, at any time during the time that you are performing services for or on behalf of the Company pursuant to this Letter Agreement or the Consulting Agreement and during the Post-Services Restricted Period (as defined below), directly or indirectly (whether as a sole proprietor, owner, employer, partner, investor, shareholder, member, employee, consultant, or otherwise):

(i) engage in, or assist any other person in engaging in, any area of business in which SWMI was active at the time of, or at any time within the 12 month period prior to, the commencement of the Post-Services Restricted Period (the “Business”), perform services involving the Business in any executive, managerial, sales, marketing, research or other competitive capacity for any person engaged in the Business, or provide financial assistance involving the Business to any person engaged in the Business, in each case anywhere the Company conducts Business in the world as of the commencement of the Post-Services Restricted Period (the “Territory”), it being understood that the Company actively conducts and will conduct the Business throughout the Territory and that the Business effectively may be engaged in from any location throughout the Territory;

(ii) induce, solicit, or attempt to persuade (whether in person, through social media or other electronic or non-electronic communication, or otherwise) any Client (as defined below) for the purpose of performing or providing or facilitating the performance or provision of any services or products relating to and competitive with the Business;

(iii) seek or accept a position as an officer, director or employee of, or as a consultant or other non-employee service provider to, any Client where your duties or services for such Client involve engaging in the Business;

(iv) induce, solicit, or attempt to persuade (whether in person, through social media or other electronic or non-electronic communication, or otherwise) any employee of SWMI who (A) worked in an executive-level role or (B) directly or indirectly supervised or was supervised (formally or informally) by you, or otherwise worked with you on more than a de minimis basis on Business-related matters (“Company Employees”) in each case, at any time during the eighteen (18) month period preceding the commencement of the Post-Services Restricted Period to terminate his or her employment or other relationship or association with SWMI in order to enter into any employment relationship with or perform services for any other person, provided an individual ceases to be a Company Employee when he or she has not performed work for the Company for a period of six (6) months; and

(v) induce, solicit, or attempt to persuade (whether in person, through social media or other electronic or non-electronic communication, or otherwise) any supplier, vendor or other person with which SWMI has a business relationship to terminate, restrict or otherwise modify its business relationship with SWMI;

provided, however, that nothing set forth in this Section 4.C shall prohibit you from owning not in excess of 5% in the aggregate of any class of capital stock or other ownership interests of any company if such stock or other ownership interests are publicly traded and listed on any national or regional stock exchange.

D.    As used in this Letter of Agreement, “Post-Services Restricted Period” means the period of your performance of services for or on behalf of the Company pursuant to this Letter of Agreement and the Consulting Agreement (such period, the “Post-Services Restricted Period”). As used in this Letter of Agreement, “Client" means any client of the Company or any of its affiliates with respect to whom, at any time during the twelve (12) month period preceding the commencement of the Post-Services Restricted Period, you: (A) performed services on behalf of SWMI, or (B) had substantial contact or acquired or had access to Confidential Information as a result of or in connection with your performance of services to or on behalf of SWMI.

E. The parties agree that in the event any of the prohibitions or restrictions set forth in this Section 4 are found by a court or arbitrator of competent jurisdiction to be unreasonable or otherwise unenforceable, it is the purpose and intent of the parties that any such prohibitions or restrictions be deemed modified or limited so that, as modified or limited, such prohibitions or restrictions may be enforced to the fullest extent possible.

F.    You acknowledge and agree that SWMI shall be entitled to injunctive relief to prevent any actual or threatened breach or any continuing breach by you of your obligations under Section 4 of this Agreement (without posting a bond or other security), without limiting any other remedies that may be available to them.

G. You agree to promptly disclose your obligations under Section 4 of this Letter of Agreement to any future employer or other person with whom you may become, or may seek to become, employed or engaged to perform services of any kind following your employment with the Company, provided, however, you are not required to disclose your obligations under Section 4 to any charitable, non-profit or civic organizations for which you perform services. You further agree that the Company may in its discretion disclose this Letter of Agreement or any part thereof to any such actual or prospective employer or other person, and that you shall not have or assert any claims of any kind against the Company for doing so.

5.    General Release:

A.    In exchange for the obligations assumed by the Company herein and under the Consulting Agreement, you (along with your heirs, agents, administrators and/or executors) hereby release and forever discharge SWMI (including its current and former subsidiaries and affiliates, and their directors, officers, employees, representatives, agents, and employee benefit plans and trusts of each of them, and all of their respective successors and assigns) (collectively, “Company Releasees”) from any and all manner of actions, lawsuits, proceedings, claims, charges, causes of action, complaints, demands, liabilities, obligations, agreements, damages, costs, losses and expenses (including attorneys’ fees and legal expenses) of any kind or character whatsoever (collectively, “Claims”), at law or in equity, known or unknown, which you now have, had or may hereafter claim to have against any of the Company Releasees which are legally waivable, including without limitation Claims that in any way are directly or indirectly related to or connected with your employment or service with the Company or the termination of your employment or service with the Company, and further including, but not limited to:

•	any Claims relating to your employment or service with the Company (including any of its subsidiaries or affiliates);

•	any Claims relating to any equity award agreement between you and SWMI;

•	any Claims relating to the termination of your employment or service with the Company (including any of its subsidiaries or affiliates);

•
any Claims relating to discrimination or harassment in your employment or service based on race, color, religion, national origin, age, sex, gender, pregnancy, disability, sexual orientation, gender identity, genetic information, military status, veteran status or other classification protected by applicable federal, state or local law as enacted or amended (including Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended, the Older

Workers Benefit Protection Act, the Fair Labor Standards Act, the Americans With Disabilities Act, as amended, the Equal Pay Act, the Genetic Information Non-Discrimination Act, The Pregnancy Discrimination Act, the Labor Management Relations Act, Executive Order 11141, the Vietnam Era Veterans’ Readjustment Act of 1974, the Uniformed Services Employment and Reemployment Rights Act, the Rehabilitation Act of 1973, the Georgia Equal Employment for Persons with Disabilities Code, the Georgia Equal Pay for Equal Work Act and any other federal, state or local anti-discrimination laws or related statutes as well as all other state and local fair employment practices laws and any Claims for retaliation under any such laws;

•	any other federal, state or local anti-discrimination laws or related statutes and any Claims for retaliation under any such laws;

•	any Claims regarding leaves of absence including but not limited to under the Family and Medical Leave Act of 1993, as amended;

•	any Claims arising under the Immigration Reform and Control Act;

•	any Claims arising under the National Labor Relations Act;

•	any Claims under the Worker Adjustment Retraining and Notification Act and similar state and local laws;

•	any Claims under the Employee Retirement Income Security Act of 1974, as amended;

•	any Claims for attorneys fees and costs; and

•
any other statutory, regulatory, common law or other Claims of any kind, including but not limited to Claims for violation of public policy, breach of contract, libel, slander fraud, wrongful discharge, estoppel, misrepresentation and/or emotional distress (collectively, “Executive Release 1”).

Nothing set forth in this Section shall prohibit you from enforcing your rights under the Agreements.

B.    You acknowledge that this Letter of Agreement resolves all legal Claims described above that you may have against the Company Releasees as of the date you sign this Letter of Agreement. You represent and warrant that: (i) there has not been filed by you or on your behalf any legal or other proceedings against any Company Releasee (provided, however, that you need not disclose to the Company, and the foregoing representation and warranty in this subpart (i) does not apply to, conduct or matters described in Section 11 below); (ii) you are the sole owner of the Claims that are released in this Section 5; (iii) none of these Claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (iv) you have the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Letter of Agreement.

C.    This general Release 1 covers any Claims you may have up to and including the date you sign this Letter of Agreement to the maximum extent the law permits such Claims to be released, but does not cover Claims that arise after the date you sign this Letter of Agreement or those relating to the enforcement of this Letter of Agreement or the Consulting Agreement, nor will it affect any claims you may have for workers compensation benefits or under the Fair Labor Standards Act, or those vested benefits under ERISA which are intended to survive your termination as an employee of the Company.

D.    You agree that neither this Letter of Agreement nor the Company’s offer to enter into this Letter of Agreement should be construed as any admission by any Company Releasee that any of them has acted wrongfully toward you or any other person or that you have any rights against any Company Releasee, and that each Company Releasee expressly denies any liability to, or wrongful acts against, you or any other person on its part or the part of any other person.

E. In addition to complying with the terms of this Letter of Agreement, as an additional condition precedent to the receipt of the payment of your fee for the final month of services under the Consulting Agreement, you also must provide a separately duly signed release (“Release 2”) in the form attached hereto as Exhibit A, after the Separation Date and before the expiration of twenty-one (21) calendar days after the Separation Date and not revoke it.

F.    In exchange for the obligations assumed by you herein and under the Consulting Agreement, the Company (including its current and former subsidiaries and affiliates, and all of their respective successors and assigns) hereby release and forever discharge you (along with your heirs, agents, administrators and/or executors) (collectively, “Executive Releasees”) from any and all Claims, at law or in equity, actually known to the Board of the Company or to an executive officer of the Company, which the Company has against any of the Executive Releasees which are legally waivable, including without limitation Claims that in any way are directly or indirectly related to or connected with your employment with the Company or the termination of your employment with the Company, and further including, but not limited to:

•	any Claims relating to your employment with the Company (including any of its subsidiaries or affiliates);

•	any Claims relating to any equity award agreement between you and SWMI;

•	any Claims relating to the termination of your employment with the Company (including any of its subsidiaries or affiliates);

•	any Claims for attorneys’ fees and costs; and

•
any other statutory, regulatory, common law or other Claims of any kind, including but not limited to Claims for violation of public policy, breach of contract, libel, slander, fraud, estoppel, misrepresentation and/or emotional distress (collectively, “Company Release 1”).

G.     The Company acknowledges that this Letter of Agreement resolves all known legal Claims described above that it may have against the Executive Releasees as of the date the Company signs this Letter of Agreement. The Company represents and warrants that: (i) there has not been filed by the Company or on the Company’s behalf any legal or other proceedings against any Executive Releasee (provided, however, that the Company need not disclose to you, and the foregoing representation and warranty in this subpart (i) does not apply to, conduct or matters described in Section 11 below); (ii) the Company is the sole owner of the claims that are released in this Section 5; (iii) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (iv) the Company has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Letter of Agreement.

H.    This general Company Release covers any known Claims the Company may have up to and including the date the Company signs this Letter of Agreement to the maximum extent the law permits such Claims to be released, but does not cover Claims that arise after the date the Company signs this Letter of Agreement or those relating to the enforcement of this Letter of Agreement or the Consulting Agreement.

6.    Consideration Period:

If you sign this Letter of Agreement, you will be giving up important rights. You are encouraged to consult with an attorney prior to your execution of this Letter of Agreement, at your own expense. Further, please be advised that you have twenty-one (21) calendar days from the date this Letter of Agreement was first presented to you to consider executing this Letter of Agreement. If you execute this Letter of Agreement within the twenty-one (21) day period, then you acknowledge that you were given at least twenty-one (21) calendar days to consider executing it and that your decision to execute it was knowingly and voluntarily made. You agree that any negotiations or modifications to this Letter of Agreement, whether or not material, will not restart such twenty-one (21) day review period.

By signing and returning this Letter of Agreement, you represent and agree that you have read carefully and fully understand the terms of this Letter of Agreement, including the general releases contained in Release 1 and Release 2 and your right to discuss this agreement with an attorney of your own choosing; that you have, to the extent, if any, which you desire, taken advantage of your right to consult with an attorney prior to signing it; that you are signing it knowingly and voluntarily in exchange for consideration to which you otherwise would not be entitled, that you have not been coerced or threatened into signing it; and that no promises, inducements or representations have been made which caused you to sign this agreement, other than those expressly set forth in this agreement. No class, unit or group of employees is receiving this offer.

7.    Revocation Period:

You have the right for a period of seven (7) calendar days following your execution of this Letter of Agreement, to revoke this Letter of Agreement by delivering written notice of revocation to Vera Arthur, Senior Vice President, Human Resources & Enterprise Communications, at SWM International at 100 North Point Center East, Suite 600, Alpharetta, GA 30022. You have the right for a period of seven (7) calendar days following your execution of Release 2, to revoke Release 2 by delivering written notice of revocation to Vera Arthur, Senior Vice President, Human Resources & Enterprise Communications, at SWM International 100 North Point Center East, Suite 600, Alpharetta, GA 30022. If the end of a revocation period falls on a Saturday, Sunday or legal holiday in the State of Georgia, the revocation period shall be extended until the next day that is not a Saturday, Sunday or legal holiday in the State of Georgia. If you revoke this Letter of Agreement or Release 2, you are indicating that you have changed your mind and do not want to be legally bound by this Letter of Agreement, you understand that this Letter of Agreement and the Consulting Agreement shall become immediately null and void ab initio and that SWMI shall have no obligation to make any payments or provide any other benefits to you.

8.    Effective Date:

This Letter of Agreement shall take effect on the first business day immediately following the expiration of the revocation period applicable to this Letter of Agreement, provided this Letter of Agreement has not been revoked by you as provided in Section 7, during such Revocation Period.

9.    Miscellaneous:

This Letter of Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to conflicts of laws principles thereof. This Letter of Agreement may only be amended or modified by a written agreement signed by you and the Company. You acknowledge and agree that this Letter of Agreement is assignable by the Company in connection with the sale of all or substantially all of the assets of the Company, but not otherwise. Sections 2 through 13 herein and Exhibit A hereto shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of your employment. The Section headings used herein are for convenience of reference only and are not to be considered in construction of the provisions of this Letter of Agreement.

10.    Cooperation:

You agree that you will fully cooperate with reasonable requests by the Company regarding any and all matters associated with any investigations, claims or litigation involving SWMI brought by third parties about which you have knowledge or the ability to assist SWMI in its defense for two (2) years following the date of this Letter of Agreement (such period shall be three (3) years for cooperation associated with any governmental investigations). Your cooperation in such matters will include answering questions by SWMI regarding the subject of any such investigations, claims or litigation, voluntarily participating in depositions, providing affidavits and testimony if necessary, and assisting SWMI in responding to data or discovery requests. You agree that any participation in the above-referenced matters will be truthful and factual. You further agree that for your time associated with participation in the matters at any time after the expiration of the Term of the Consulting Agreement (as defined therein), you will be compensated at the rate of $250 per hour. SWMI will reimburse you for all reasonable out of pocket expenses incurred in providing such cooperation.

11.    No Interference with Government Communications:

Notwithstanding any other provision of this Letter of Agreement, nothing in this Letter of Agreement shall prohibit you from confidentially or otherwise (without informing SWMI) communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory investigation, or giving truthful testimony or information to a governmental or regulatory entity, or if properly subpoenaed or otherwise required to do so under applicable law. This Letter of Agreement does not limit your eligibility to receive an award under applicable law from a governmental agency for information provided to any government agencies.

12.    Taxes:

You shall be responsible for any tax consequences of any payments made pursuant to this Letter of Agreement and/or the Consulting Agreement, except for any applicable taxes that the Company may become obligated to withhold from your compensation as an employee of the Company. The Company may withhold from any amounts due to you any and all required withholdings, and you agree to satisfy any withholding taxes not satisfied by withholdings from any payments due to you. You acknowledge and agree that the Company is not undertaking to advise you with respect to any tax consequences of this Letter of Agreement or the Consulting Agreement, and that you are solely responsible for determining those consequences and satisfying all of your applicable tax obligations resulting from any payments described herein.

The payments provided hereunder are intended to meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent. The payments hereunder are intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to

Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and each payment hereunder is designated as a separate payment for such purposes. In the event that either you or the Company determines that any provision hereof does not comply with Section 409A of the Code or any rules, regulations or guidance promulgated thereunder and that as a result you may become subject to a Section 409A tax, the Company and you shall cooperate diligently to amend the terms of this Letter of Agreement to avoid such 409A Penalties to the extent possible.

13.    Severability:

You and the Company agree that if any part of this Letter of Agreement is found to be overbroad and/or unenforceable, the court making this determination shall have the authority to narrow that part to make it enforceable. In addition, each part of this Letter of Agreement is independent of and severable from the others. In the event that a part of this Letter of Agreement is found to be illegal or unenforceable and is not modified to be enforceable, the affected part shall be stricken from the Letter of Agreement and the rest of this Letter of Agreement will still remain in force. For purposes of this, the term “part” shall be construed to include any paragraph as well as any part or any subpart of any paragraph in this Letter of Agreement.

Please sign the enclosed copy of this Letter of Agreement, within twenty-one (21) calendar days after the date hereof, to signify your understanding and acceptance of the terms and conditions contained herein.

Very truly yours,

John D. Rogers
Lead Independent Director

The foregoing has been read and accepted as a binding agreement between Schweitzer-Mauduit International, Inc. and the undersigned this ___ day of March, 2017.

_______________________________
Name: Frédéric Villoutreix

Exhibit A

General Release
(“Release” or “Release 2”)

In consideration for the benefits I have received or otherwise am eligible to receive under the Letter of Agreement and Consulting Agreement referenced below, I, [_____________], hereby release and forever discharge Schweitzer-Mauduit International, Inc. (including its current and former subsidiaries and affiliates, and their directors, officers, employees, representatives, agents, and employee benefit plans and trusts of each of them, and all of their respective successors and assigns) (collectively “Releasees”) from any and all manner of actions, lawsuits, proceedings, claims, charges, causes of action, complaints, demands, liabilities, obligations, agreements, damages, costs, losses and expenses (including attorneys’ fees and legal expenses) of any kind or character whatsoever (collectively, “Claims”)), at law or in equity, known or unknown, which you now have, had or may hereafter claim to have against any of the Releasees which are legally waivable, including without limitation Claims that in any way are directly or indirectly related to or connected with your employment or service with the Company or the termination of your employment or service with the Company, and further including, but not limited to:

•	any Claims relating to your employment or service with any Releasee;

•	any Claims relating to any equity award agreement between you and any Releasee;

•	any Claims relating to the termination of your employment or service with any Releasee;

•
any Claims relating to discrimination or harassment in your employment or service based on race, color, religion, national origin, age, sex, gender, pregnancy, disability, sexual orientation, gender identity, genetic information, military status, veteran status or other classification protected by applicable federal, state or local law as enacted or amended (including Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Americans With Disabilities Act, as amended, the Equal Pay Act, the Genetic Information Non-Discrimination Act, The Pregnancy Discrimination Act, the Labor Management Relations Act, Executive Order 11141, the Vietnam Era Veterans’ Readjustment Act of 1974, the Uniformed Services Employment and Reemployment Rights Act, the Rehabilitation Act of 1973, the Georgia Equal Employment for Persons with Disabilities Code, the Georgia Equal Pay for Equal Work Act and any other federal, state or local anti-discrimination laws or related statutes as well as all other state and local fair employment practices laws and any Claims for retaliation under any such laws;

•	any other federal, state or local anti-discrimination laws or related statutes and any Claims for retaliation under any such laws;

•	any Claims regarding leaves of absence including but not limited to under the Family and Medical Leave Act of 1993, as amended;

•	any Claims arising under the Immigration Reform and Control Act;

•	any Claims arising under the National Labor Relations Act;

•	any Claims under the Worker Adjustment Retraining and Notification Act and similar state and local laws;

•	any Claims under the Employee Retirement Income Security Act of 1974, as amended;

•	any Claims for attorneys fees and costs; and

any other statutory, regulatory, common law or other Claims of any kind, including but not limited to Claims for violation of public policy, breach of contract, libel, slander fraud, wrongful discharge, estoppel, misrepresentation and/or emotional distress.

This general Release covers any Claims you may have up to and including the date you sign this Release to the maximum extent the law permits such Claims to be released, but does not cover Claims that arise after the date hereof or those relating to the enforcement of the Letter of Agreement (signed by you and Schweitzer-Mauduit International, Inc., dated as of a date in [__________ __, 2017]), the Consulting Agreement (signed by you and Schweitzer-Mauduit International, Inc., dated as of a date in [__________ __, 2017]), nor will it affect any claims you may have for workers compensation benefits or under the Fair Labor Standards Act, or those vested benefits under ERISA which are intended to survive your termination as an employee of the Company.

By signing and returning this Release 2, you represent and agree that you have read carefully and fully understand its terms and your right to discuss this Release 2 with an attorney of your own choosing; that you have, to the extent, if any, which you desire, taken advantage of your right to consult with an attorney prior to signing it; that you are signing it knowingly and voluntarily in exchange for consideration to which you otherwise would not be entitled, that you have not been coerced or threatened into signing it; and that no promises, inducements or representations have been made which caused you to sign this Release 2, other than those expressly set forth in this agreement. No class, unit or group of employees is receiving this offer. You have the right for a period of seven (7) calendar days following your execution of Release 2, to revoke Release 2 by delivering written notice of revocation to Vera Arthur, Senior Vice President, Human Resources & Enterprise Communication, at SWM International 100 North Point Center East, Suite 600, Alpharetta, GA 30022.

_______________________________
Name: [____________]
Date: ______________